UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   October 1, 2012

EQUIFAX INC.

(Exact name of registrant as specified in Charter)

Georgia	001-06605	58-0401110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Peachtree Street, N.W., Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (404) 885-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On October 1, 2012, Equifax Inc. (the “Company”) began notifying certain former employees of the Company of its offer to pay their pension benefits in either a lump sum payable by December 31, 2012, or a reduced monthly annuity that will commence December 1, 2012. The voluntary lump sum payment option is based on the present value of the participant's pension benefit, and is payable at the participant’s election in cash or rollover into a qualified retirement plan or IRA.

This voluntary offer will be made to approximately 3,500 vested participants in the Equifax Inc. U.S. Retirement Income Plan (the “Plan”) who terminated employment prior to January 1, 2012 and who have not yet started to receive monthly payment of their pension benefits. This group represents approximately 20% of the Company's total qualified pension plan liabilities which were approximately $630 million as of December 31, 2011. Eligible participants will have from October 8 to November 16, 2012 to make their voluntary election. The Company intends to fund the payments from existing Plan assets.

The Company expects to record a non-cash settlement charge in the quarter ending December 31, 2012. The amount of this charge will depend upon the actual number of participants electing the lump sum payment option, the actual return on Plan assets and various actuarial assumptions, including discount rate, long-term rate of return on Plan assets, compensation increases, retirement age and mortality at the remeasurement date. This offer is another step the Company is taking to reduce the size and volatility of the Company's long-term pension obligations.

Except for the historical information contained herein, the matters discussed in this Form 8-K are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include risks detailed from time to time in the Company's publicly filed documents, including its annual report on Form 10-K for the year ended December 31, 2011. The Company undertakes no obligations to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2012	EQUIFAX INC.

/s/ Kent E. Mast
Kent E. Mast
Corporate Vice President and Chief Legal Officer